Exhibit 3.1

ARTICLES OF AMENDMENT
OF
OceanPal Inc.
Reg. No. 108815

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this document was

FILED ON

NON-RESIDENT

March 27, 2026

Bridget Russell

Bridget Russell

Deputy Registrar

ARTICLES OF AMENDMENT OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
OCEANPAL INC.
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT
The undersigned, Robert Perri, Co-Chief Executive Officer of OceanPal Inc., a corporation \incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation hereby certify:
1.	The name of the Corporation is: OceanPal Inc.
2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 15th day of April 2021.
3.
The Articles of Incorporation were first amended and restated with the Registrar of Corporations on November 29, 2021 and further amended by Articles of Amendment on December 21, 2022. On June 7, 2023, an Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations. The Amended and Restated Articles of Incorporation were then further amended by Articles of Amendment on August 22, 2025.

4.	Section D of the Amended and Restated Articles of Incorporation is hereby amended by adding the following paragraph to the end of such Section:
(c) Effective with the commencement of business on March 30, 2026, the Corporation has effected a one-for-twenty reverse stock split as to its issued shares of common stcck, par value $0.01 per share, pursuant to which the number of issued shares of common stock shall decrease from 37,517,290 to 1,875,864 shares, as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the par value of the ccmmon stock. The stated capital of the Corporation is hereby reduced from $375,172.90 to $18,758.64, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares.
5.
The amendment to the Amended and Restated Articles of Incorporation was authorized by actions of the Board of Directors and Shareholders of the Corporation as required by the Business Corporations Act.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 27thday of March 2026.
/s/ Robert Perri
Robert Perri Co-Chief Executive Officer